AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Agreement”), dated as of January 11, 2024 (the “Effective Date”) by and among UPHEALTH, INC., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 1400 Military Trail, Delray Beach, Florida 33484 (the “Company”), WILMINGTON TRUST, NATIONAL ASSOCIATION, a banking corporation duly organized and existing under the laws of the United States and having a corporate trust office at 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Global Capital Markets (the “Resigning Trustee”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a banking corporation duly organized and existing under the laws of the United States and having a corporate trust office at 4655 Salisbury Road, Suite 300, Jacksonville, Florida 32256 (the “Successor Trustee” and together with the Company and the Resigning Trustee, the “Parties” and each a “Party”).

RECITALS:
WHEREAS, there was originally authorized and issued $160,000,000 in aggregate principal amount of the Company’s 6.25% Convertible Senior Notes due June 15, 2026 under an Indenture, dated as of June 9, 2021, by and between the Company and the Resigning Trustee (said 6.25% Convertible Senior Notes are hereinafter referred to as “Securities” and said Indenture, as supplemented, modified, or amended from time to time, is hereinafter referred to as the “Indenture”);
WHEREAS, Section 7.09 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;
WHEREAS, Section 7.09 of the Indenture provides that, if the Trustee shall resign, the Company shall promptly notify all Holders and appoint a successor Trustee by written instrument, in duplicate executed by order of the Board of Directors;
WHEREAS, Section 7.10 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective, and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee; provided, however, that the predecessor Trustee shall retain a lien in parity with the lien of the successor Trustee to which the Securities are subordinate on all money or property held or collected by such predecessor Trustee as such, except for funds held in trust for the benefit of Holders of particular Securities, to secure any amounts then due to such predecessor Trustee pursuant to the provisions of Section 7.06 of the Indenture;
WHEREAS, the Resigning Trustee was appointed Note Registrar, Custodian, Conversion Agent and Paying Agent by the Company;
WHEREAS, the Resigning Trustee desires to resign as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture, and the Company desires to appoint the Successor Trustee as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent to succeed the Resigning Trustee in its capacities under the Indenture; and
WHEREAS, the Successor Trustee is willing to accept such appointment as successor Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture;
NOW, THEREFORE, the Parties, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE ONE

THE RESIGNING TRUSTEE
1.1. Pursuant to Section 7.09 of the Indenture, the Resigning Trustee hereby notifies the Company that the Resigning Trustee is hereby resigning as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture.
1.2. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a)    To the best of the knowledge of the Responsible Officer of the Resigning Trustee who is signing this Agreement, no covenant or condition contained in the Indenture has been waived by the Resigning Trustee or by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.
(b) There are Events of Default under Sections 6.01(h) and (g) of the Indenture to the extent any of the debtors in the jointly-administered bankruptcy cases styled In re UpHealth Holdings, Inc., Case No. 23-11476 (jointly administered), filed in the United States Bankruptcy Court for the District of Delaware, are Significant Subsidiaries.
(c) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officer of the Resigning Trustee who is signing this Agreement or threatened against the Resigning Trustee before any court or any governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.
(d) On or promptly following the Effective Date of this Agreement, to the extent not necessary to pay the Resigning Trustee’s fees and expenses, the Resigning Trustee shall transfer all property held by it as Trustee to the Successor Trustee, subject to the lien provided for the Resigning Trustee’s benefit in Section 7.06 of the Indenture.
(f) Pursuant to Section 2.04 of the Indenture, Resigning Trustee duly authenticated and delivered, on June 9, 2021, $160,000,00 in aggregate principal amount of Securities. Securities in the aggregate principal amount of $115,000,000 are outstanding as of the Effective Date.
(h) This Agreement has been duly authorized, executed and delivered on behalf of the Resigning Trustee and constitutes its legal, valid and binding obligation.

1.3. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. At the Company’s expense, the Resigning Trustee shall execute and deliver such further instruments and shall do such other things as reasonably required so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent.
1.4. The Resigning Trustee shall deliver to the Successor Trustee, as of or promptly after the Effective Date, the documents listed on Exhibit A hereto.
1.5. The Resigning Trustee shall have no liability or responsibility under or related to the Indenture or any other related transaction documents for any matters occurring after the Effective Date of this Agreement or for any act or omission of the Successor Trustee or any of its agents under or related to the Indenture or other related transaction documents.
ARTICLE TWO

THE COMPANY
2.1. The Company hereby accepts the resignation of the Resigning Trustee as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture.
2.2. The Secretary or Assistant Secretary of the Company who is attesting to the execution of this Agreement by the Company hereby certifies that Exhibit B annexed hereto is a copy of the Board Resolutions, which were duly adopted by the Board of Directors of the Company, which are in full force and effect on the date hereof, and which authorize certain officers of the Company to (a) accept the Resigning Trustee’s resignation as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture.
2.3. The Company hereby appoints the Successor Trustee as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture to succeed to, and hereby vests the Successor Trustee with, all the rights, powers, duties and obligations of the Resigning Trustee under the Indenture with like effect as if originally named as Trustee in the Indenture.
2.4. Promptly after the Effective Date, the Company shall cause a notice, substantially in the form of Exhibit C annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 7.09 of the Indenture.
2.5. The Company hereby represents and warrants to the Resigning Trustee and the Successor Trustee that:
(a)     The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.
(b)    The Indenture was validly and lawfully executed and delivered by the Company and is in full force and effect, and the Securities were validly issued by the Company.
(c)    The Indenture and the Securities are binding obligations of the Company, as applicable, as set forth in the Indenture.
(d)     There have been no other written supplements, amendments, or waivers to the Indenture or any related documents other than such supplements, amendments, and waivers described in Exhibit A hereto.
(e)     The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture, other than as a result of the Events of Default referenced in Section 1.2(b) above.
(f)    No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver, it being understood and agreed that certain Holders have agreed to waive the above referenced Events of Default and amend certain provisions of the Indenture following execution of this Agreement.
(g)    There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company or the Resigning Trustee before any court or any governmental authority arising out of any action or omission by Company under the Indenture.
(h)    This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.
(i)    All conditions precedent relating to the appointment of The Bank of New York Mellon Trust Company, N.A., as successor Trustee under the Indenture have been complied with by the Company.
ARTICLE THREE

THE SUCCESSOR TRUSTEE
3.1. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Company that this Agreement has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid and binding obligation.
3.2. The Successor Trustee represents and warrants to the Resigning Trustee and the
Company that it is eligible to serve as Trustee under Section 7.08 of the Indenture.
3.3. The Successor Trustee hereby accepts its appointment as successor Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture and accepts and, as of the Effective Date, shall assume, the rights, powers, duties and obligations of the Resigning Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.
3.4. References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the Corporate Trust Office of the Successor Trustee at 4655 Salisbury

Road, Suite 300, Jacksonville, Florida 32256 or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be administered.
3.5. The Successor Trustee shall have no liability or responsibility under or related to the Indenture or any other related transaction documents for any matters occurring prior to the Effective Date of this Agreement or for any act or omission of the Resigning Trustee or any of its agents under or related to the Indenture or other related transaction documents.
ARTICLE FOUR

MISCELLANEOUS
4.1. Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meaning assigned to them in the Indenture.
4.2. This Agreement and the resignation, appointment and acceptance regarding the position of “Trustee” hereunder shall be effective as of the opening of business on the Effective Date, upon the execution and delivery hereof by each of the Parties hereto; provided, that the resignation of the Resigning Trustee as Paying Agent, Note Registrar, Custodian, and
Conversion Agent, and the appointment of the Successor Trustee as Paying Agent, Note Registrar, Custodian, and Conversion Agent under the Indenture, shall be effective 10 Business Days after the Effective Date.
4.3. Notwithstanding the resignation of the Resigning Trustee as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent, the Company shall remain obligated under the Indenture to compensate, reimburse, and indemnify the Resigning Trustee in connection with its prior service as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent, as provided in the Indenture, and nothing contained in this Agreement shall in any way abrogate the obligations of the Company to the Resigning Trustee under the Indenture or any and all related transaction documents or any lien created in favor of the Resigning Trustee thereunder. The

Company and the Successor Trustee acknowledge and affirm that the rights, indemnities, and protections of the Resigning Trustee set forth in the Indenture, including (but not limited to) in

Section 7.06 thereof, shall continue in full force and effect and shall not be affected by, and shall survive the execution of, this Agreement. Subject to the rights, indemnities, and protections of the Resigning Trustee set forth in the Indenture, the Successor Trustee will take the same actions (if any) to obtain payment of the Resigning Trustee’s fees and expenses under the Indenture as the Successor Trustee takes with respect to its own fees and expenses under the Indenture.
4.4. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
4.5. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf’ or “tif’ format) shall be effective as delivery of a manually executed counterpart hereof.
4.6. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.
4.7. Execution of this Agreement by the Successor Trustee, the Resigning Trustee, and the Company shall constitute delivery of written acceptance of appointment of the Successor Trustee to the Resigning Trustee and to the Company pursuant to Section 7.10 of the Indenture.
4.8. The Company, the Resigning Trustee and the Successor Trustee hereby acknowledge receipt of an executed and acknowledged counterpart of this Agreement and the effectiveness thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be executed as of the day and year first above written.

UPHEALTH, INC.

Attest: By: /s/ Martin S.A. Beck
Name: Martin S.A. Beck
Title: Chief Executive Officer
/s/ Jeremy Livianu Address: 14000 S. Military Trail, Suite 203
Secretary, Assistant Secretary Delray Beach, FL 33484
or Authorized Officer Telephone: (888) 424-3646

WILMINGTON TRUST, NATIONAL
ASSOCIATION, AS RESIGNING
TRUSTEE

By: /s/ Jennifer J. Provenzano
Name: Jennifer J. Provenzano
Title: Senior Vice President
Address: 1100 N. Market Street
Wilmington, Delaware 19890
Telephone: (302) 498-4481

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., AS
SUCCESSOR TRUSTEE

By: /s/ Michael C. Jenkins
Name: Michael C. Jenkins
Title: Vice President
Address: 4655 Salisbury Road, Suite 300,
Jacksonville, Florida 32256
Telephone: (904) 645-1909

EXHIBIT A

Documents to be delivered by the Resigning Trustee to the Successor Trustee as to the Indenture:

1.Executed copy of Indenture dated as of June 9, 2021;
2.Global Note(s);
3.A copy of the most recent Compliance Certificate delivered pursuant to Section 4.08 of the Indenture;
4.A copy of the most recent official notice sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture; and
5.Such other documents as may be agreed in writing by the Resigning Trustee and the Successor Trustee.

EXHIBIT B

CERTIFIED COPY OF RESOLUTIONS
OF
THE BOARD OF DIRECTORS
OF
UPHEALTH, INC.

The undersigned, Jeremy Livianu, hereby certifies that he is the duly appointed, qualified, and acting Secretary of UpHealth, Inc. a Delaware corporation (the “Company”), and further certifies that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Company as of January 3, 2024, and that said resolutions have not been amended, modified, or rescinded:

NOW, THEREFORE, BE IT RESOLVED, that, the Company appoint The Bank of New York Mellon Trust Company, N.A. as successor Trustee (“Successor Trustee”) under the Indenture dated as of June 9, 2021 (the “Indenture”) by and between the Company and Wilmington Trust, National Association (the “Resigning Trustee”), as Trustee, pursuant to which the Company issued $160,000,000 aggregate principal amount of the Company’s 6.25% Convertible Senior Notes due 2026; and that the Company accept the resignation of Resigning Trustee as Trustee under the Indenture, such resignation to be effective upon the execution and delivery by Successor Trustee to the Company of an instrument or instruments accepting such appointment as successor Trustee under the Indenture; and it is further

RESOLVED, that the Chairman of the Board, the CEO of the Company, and the CFO of the Company be, and each of them hereby is, authorized, empowered, and directed to execute and deliver in the name and on behalf of the Company an instrument or instruments appointing Successor Trustee as the successor Trustee and accepting the resignation of Resigning Trustee; and it is further

RESOLVED, that the proper officers of the Company are hereby authorized, empowered, and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such other agreements, amendments, instruments, certificates, documents, or papers (including, without limitation, any and all notices and certificates required or permitted to be given or made on behalf of the Company to Successor Trustee or to Resigning Trustee), under the terms of any of the executed instruments in connection with the resignation of Resigning Trustee and the appointment of Successor Trustee, in the name and on behalf of the Company as any of such officers, in their discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions; and to exercise any of the Company’s obligations under the instruments and agreements executed on behalf of the Company in connection with the resignation of Resigning Trustee and the appointment of Successor Trustee.

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary on this 5th day of January, 2024.
By: /s/ Jeremy Livianu
Name: Jeremy Livianu
Title: Secretary

EXHIBIT C
NOTICE
To the Holders of

6.25% Convertible Senior Notes due 2026 issued by UpHealth, Inc.

CUSIP No. 51602UAC2

Reference is hereby made to that certain Indenture dated as of June 9, 2021 (as supplemented, modified, or amended from time to time, the “Indenture”), by and among UpHealth, Inc. (the “Company”) and Wilmington Trust, National Association, (the “Resigning Trustee”), as Trustee, pursuant to which the above-referenced Securities were issued and are outstanding.

NOTICE IS HEREBY GIVEN, pursuant to Section 7.09 of the Indenture, that the Resigning Trustee has resigned as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture.

NOTICE IS HEREBY FURTHER GIVEN, pursuant to Sections 7.09 and 7.10, respectively, of the Indenture, that the Company has appointed The Bank of New York Mellon Trust Company, N.A., a corporation duly organized and existing under the laws of the United States (the “Successor Trustee”), as Trustee, Note Registrar, Custodian, Conversion Agent and Paying Agent under the Indenture, and the Successor Trustee has accepted such appointment. The address of the Corporate Trust Office of the Successor Trustee is at 4655 Salisbury Road, Suite 300, Jacksonville, Florida 32256.

NOTICE IS HEREBY FURTHER GIVEN that the Resigning Trustee’s resignation as Trustee and the Successor Trustee’s, appointment as successor Trustee was effective as of the opening of business on January 11, 2024. The Resigning Trustee’s resignation as Note Registrar, Custodian, Conversion Agent, and Paying Agent will be effective ten (10) Business Days thereafter.

Dated: Delray Beach, Florida
January 11, 2024
Very truly yours,

By: /s/ Martin S.A. Beck
Name: Martin S.A. Beck
Title: Chief Executive Officer